Exhibit 10.1

Execution Copy

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT (the “Amendment”) is made as of September 26, 2007, by and between Distributed Energy Systems Corp., a Delaware corporation with its principal place of business at 10 Technology Drive, Wallingford, CT 06492 (the “Company”), and Walter W. Schroeder, residing at One Captain’s Walk, Rowayton, CT 06853 (“WWS”).

WITNESSETH:

WHEREAS, the Company and WWS entered into an employment agreement titled Agreement dated as of January 27, 2006 (the “Original Agreement”); and

WHEREAS, WWS agreed, at the request of the Board of Directors of the Company (the “Board”), to resign from the Board effective as of August 22, 2007 in order to facilitate the investment in the Company by Perseus Partners VII, L.P.; and

WHEREAS, the Original Agreement contemplates that the removal of WWS as a member of the Board constitutes “Good Reason” within the meaning of Section 5(c) thereof; and

WHEREAS, the Company desires to continue to have WWS in its employ, and WWS desires to be employed by the Company, until the “Extension Date” as defined below;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1. Termination by WWS Following the Extension Date. Notwithstanding anything to the contrary in the Original Agreement, in the event WWS remains employed by the Company upon the date (the “Extension Date”) that is the earlier of (i) the date upon which a sale of the Company’s Proton subsidiary or its assets is closed or (ii) January 1, 2008, then WWS may elect to terminate his employment effective at any time prior to January 17, 2008, in which case he will be entitled to receive:

(a) the amounts payable pursuant to Section 6.1 of the Original Agreement;

(b) the amount of annual salary that WWS would have received during the period commencing with the date of his termination and ending on the date that is six months after the Extension Date (the “Six Month Date”) had he continued to be an employee during such period, which amount shall be paid on a pro-rata basis in accordance with customary payroll practices during the period commencing with his termination and ending on the Six Month Date or, if the date of termination is in 2007, ending on March 15, 2008; and

(c) health insurance benefits to the extent set forth on Schedule A attached to the Original Agreement.

2. Termination by WWS Prior to the Extension Date. Notwithstanding anything to the contrary in the Original Agreement, in the event WWS terminates his employment pursuant to Section 5(b) of the Original Agreement effective prior to the Extension Date, then WWS will be entitled to receive:

(a) the amounts payable pursuant to Section 6.1 of the Original Agreement;

(b) the amount of annual salary that WWS would have received during the period commencing with the date of his termination and ending on the date 145 days thereafter, had he continued to be an employee during such period, which amount shall be paid on a pro-rata basis in accordance with customary payroll practices during such period commencing with his termination and ending on the date 145 days thereafter; and

(c) health insurance benefits to the extent set forth on Schedule A attached to the Original Agreement.

3. Termination by the Company Without Cause. Notwithstanding anything to the contrary in the Original Agreement, in the event the Company terminates the employment of WWS pursuant to Section 5(b) of the Original Agreement prior to January 17, 2008, then WWS will be entitled to receive the amounts and benefits described in clauses (a) through (c) of Section 1 above.

4. Treatment of Options. In the event WWS’s employment is terminated under the circumstances described in Section 1, 2 or 3 of this Amendment, then all unvested options theretofore issued to WWS by the Company to purchase Common Stock of the Company shall be immediately vested, and all options that were vested as of the termination date and those options that vest pursuant to this Section 4 shall be exercisable until the earlier of (i) the tenth anniversary of the original grant date of the respective option or (ii) the Safe Harbor Extension Date. For purposes of this Amendment, the “Safe Harbor Extension Date” shall mean the later of (x) December 31 of the year in which such options otherwise would have terminated as a result of the termination of WWS’s employment or (y) two and a half months after such options otherwise would have so terminated

5. Release. In consideration of and as a condition to receiving the benefits described in Sections 1, 2, 3 and 4 above, WWS shall execute and deliver to the Company a general release in a form satisfactory to the Company.

5. Other Provisions of Original Agreement. The Original Agreement shall continue to govern the employment relationship between the Company and WWS, including as to any termination of the employment of WWS in circumstances not described in this Amendment. Without limiting the generality of the foregoing, the parties reaffirm their understanding, pursuant to Section 6.7 of the Original Agreement, that the Original Agreement terminates as of January 17, 2008 if WWS remains employed by the Company on that date, with the employment arrangement between the Company and WWS becoming an at-will arrangement at that time. The provisions of the Original Agreement shall continue in full force and effect except to the extent expressly amended by this Amendment. Any reference to the “Agreement” in the Original Agreement shall include this Amendment and shall refer to the Original Agreement as amended hereby.

WWS ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AMENDMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AMENDMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Employment Agreement as of the day and year first set forth above.

DISTRIBUTED ENERGY SYSTEMS CORP.

By:	/s/ Ambrose L. Schwallie
Ambrose L. Schwallie,
Chief Executive Officer

/s/ Walter W. Schroeder
Walter W. Schroeder